Exhibit 10.16

TRANSITION AGREEMENT AND RELEASE

This Transition Agreement and Release (“Agreement”) is made by and between Matthew S. Bromberg (“Employee”) and Zynga Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee has been employed at-will by the Company pursuant to an Offer Letter dated July 26, 2016 (the “Offer Letter”) and a Participation Notice dated August 23, 2018 (the “Notice”) under the Company’s Change in Control Severance Benefit Plan, as amended (the “Severance Plan”);

WHEREAS, Employee signed an Employee Invention Assignment and Confidential Information Agreement with the Company as of July 21, 2016 (the “Confidentiality Agreement”);

WHEREAS, Employee previously was granted awards of stock options, restricted stock, restricted stock units, and performance stock units in each case, that are outstanding as of the date hereof (each, an “Equity Award”) subject to the terms and conditions of the applicable Company equity plan under which the Equity Award was granted and an award agreement memorializing the Equity Award (the plan and award agreement together, the “Stock Agreements”);

WHEREAS, Employee resigned from all officer and director positions with the Company and its subsidiaries and affiliates effective as of November 5, 2021 (the “Transition Date”); and

WHEREAS, Employee also expressed an intention to resign from his role as an employee;

WHEREAS, the Parties have mutually agreed that Employee’s employment with the Company will end no later than March 31, 2022 (the “Planned Termination Date”), and Employee’s actual last day of employment, whether March 31, 2022 or earlier, is referred to herein as the “Separation Date”;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.Transition Period.

a.Consideration; Continuing Employment.  In consideration of Employee’s execution of this Agreement and fulfillment of all the terms and conditions in this Agreement, the Company agrees to permit Employee to remain an employee and therefore remain a participant in the Company’s benefits plans, continue vesting in certain equity awards, and continue to be paid a salary in accordance with the Company’s standard payroll practices, despite having reduced responsibilities between the Transition Date and until the Separation Date (such period being the “Transition Period”).  During the Transition Period, Employee will serve as Senior Advisor (an employee role).  As Senior Advisor, Employee will perform such reasonable and lawful duties as may be assigned to him by the Company’s Chief People Officer.  Such duties are expected to include (without limitation) working with studio leaders on LIVE ops, new game development, and transitioning Employee’s prior responsibilities as Chief Operating Officer to others on the Company management team. Employee will provide his employment services as Senior Advisor remotely in

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accordance with Company’s policies (as may be amended from time to time), but subject to reasonable business travel to the Company’s or business partners’ offices, if deemed appropriate by the Chief People Officer.  Employee’s duties as Senior Advisor will not be full-time, but it is expected that Employee will work more than 20% of the hours that he worked as Chief Operating Officer.  Accordingly, Employee and the Company reasonably anticipate that Employee will not have a “separation from service” under Internal Revenue Code section 409A until the Separation Date. During the Transition Period, Employee will continue to comply with the Confidentiality Agreement as well as all other Company policies provided or made available to Employee in writing. Prior to the Planned Termination Date, the Company may terminate Employee’s employment only for Cause (as defined in the Offer Letter). Employee may terminate Employee’s employment with the Company prior to the Planned Termination Date for any reason or no reason.

b.Compensation During the Transition Period.

i.

Salary. During the Transition Period the Company will continue to pay Employee his full base salary (as in effect on the Transition Date and subject to applicable withholdings) in accordance with the Company’s regular payroll practices.

ii.

Benefits. During the Transition Period, Employee will continue to be eligible to participate in the Company’s benefits programs, including (but not limited to) the Company’s health insurance plan, 401(k) plan, Employee Stock Purchase Program, etc., as and to the extent provided under the terms of such plans and programs from time to time.

iii.

Equity.  Except as provided below, during the Transition Period, Employee will continue to vest in Employee’s outstanding Equity Awards on the terms, schedule and conditions as set forth in the Stock Agreements governing such Equity Awards. Notwithstanding any contrary provision of this Agreement or the Stock Agreements, (a) the vesting of any Equity Awards otherwise scheduled to vest on March 15, 2022, will be subject to Section 2, and (b) Executive agrees to permanently forfeit the portion of all Equity Awards that have a scheduled or potential vesting date that is later than March 31, 2022.

iv.

Fiscal Year 2021 Bonus.  If Employee remains employed by the Company and in good standing through the date that bonuses are paid under the Company’s 2021 Discretionary Global Bonus Plan, Employee will remain eligible to receive a fiscal year 2021 bonus (based on his previously-established target award) under the bonus plan in accordance with its terms. Any bonus payable will be payable at the time provided under, and in accordance with the terms of, the bonus plan. Employee will not be eligible for any bonus or incentive payment other than as described in this Section 1(b)(iv), and Employee acknowledges that he will not participate in any Company bonus plan for fiscal year 2022.

v.

Benefits.  Executive’s health insurance benefits will cease on the last day of the month in which his Separation Date occurs, subject to Executive’s right to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Except as provided in the preceding sentence and in Section 1(b)(iii) and Section 2, Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, and vesting (including, but not limited to, vesting of equity awards), will cease as of the Separation Date.

c.Employee Acknowledgements.  Employee acknowledges and agrees that without this Agreement, Employee otherwise would not be entitled to the consideration listed in this Section 1.  Employee further acknowledges and agrees that Employee’s separation from the Company will not entitle Employee to any severance or other post-employment benefits (for example, but without limitation, severance or post-employment benefits described in the Offer Letter or Severance Plan and vesting of Equity Awards based on a termination of employment without “Cause”, with “Good Reason” or in a “Qualifying Termination”, as provided and defined in the Stock Agreements).  Employee acknowledges that the Offer Letter is fully replaced by and superseded by this Agreement, and Employee waives any rights to severance or other post-employment benefits under the Offer Letter and Severance Plan and to vesting of Equity Awards based on a termination of employment for “Cause”, with “Good Reason” or in a “Qualifying Termination”, as provided and defined in the Stock Agreements.

2.Supplemental Release.  In exchange for the vesting of any Equity Awards that otherwise would have vested on March 15, 2022, Employee agrees to execute, within the time period specified therein, a Supplemental Release Agreement in the form attached hereto as Exhibit A (the “Supplemental Release”), which will bridge the gap and cover the time period from the Effective Date of this Agreement through the Supplemental Effective Date (as defined in the Supplemental Release); provided, however, that the Company may modify the Supplemental Release to reflect updates in applicable law (so long as such updates do not impose new, material post-employment obligations on the part of Employee).  The Parties agree that changes to the Supplemental Release, whether material or immaterial, do not restart the running of any consideration period specified in the Supplemental Release.  If Employee remains employed with the Company through March 15, 2022, and executes the Supplemental Release as provided above in this Section 2, any Equity Awards that otherwise would have vested on March 15, 2022, will vest and be settled no later than 15 days after the Supplemental Release becomes irrevocable and effective.  If Employee does not remain in employment with the Company through March 15, 2022, and/or does not timely execute the Supplemental Release as provided above in this Section 2, any Equity Awards that otherwise would have vested on March 15, 2022, will be forfeited with no payment to Employee.

3.At-Will Employment.  Employee acknowledges that unless terminated sooner, Employee’s employment with the Company will terminate at the end of the day on March 31, 2022.  Employee acknowledges and agrees that nothing in this Agreement is intended to alter the at-will nature of Employee’s employment with the Company.  Accordingly, before March 31, 2022, Employee’s employment with the Company may be terminated at any time, with or without Cause or for any or no reason, at Employee’s option, or at the option of the Company, with or without notice, for Cause.

4.Resignation as Officer.  Effective as of the Transition Date, Employee resigned from all officer positions that he held with the Company and as a director or officer of the Company’s subsidiaries and affiliates.  Employee has or will provide input to the Company regarding notification to the Company’s employees and the market regarding Employee’s changed terms of employment and termination of employment.  The Company will consider Employee’s input in good faith.  Employee agrees to provide Employee’s reasonable full cooperation in promoting and supporting the Company’s notification process and the substance of any notices.

5.Benefits; Equity Awards.  Employee’s health insurance benefits shall cease no later than the last day of the month in which the Separation Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA.  Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in Equity Awards, and the accrual of bonuses and other benefits, will cease as of the Separation Date.  Employee acknowledges that as of the Separation Date, (a) the then-unvested portion of the Equity Awards will cease vesting and be immediately forfeited (with no payment to the Employee) pursuant to the Stock Agreements (except as provided in Section 2) and (b) the then-vested, outstanding, and exercisable stock options that are Equity Awards shall remain exercisable for a limited period of time in accordance with the applicable Stock Agreements.

6.Payment of Salary and Receipt of All Benefits.  Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

7.Release of Claims.  Employee agrees that the consideration in Section 1 hereof represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”).  Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.any and all claims relating to or arising from Employee’s employment relationship with the Company, the decision to terminate that relationship, and the termination of that relationship;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, the following, each as may be amended, and except as prohibited by law: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Immigration Reform and Control Act; the National Labor Relations Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York Executive Law; the New York Workers’ Compensation Law; the New York Civil Practice Law and Rules; the New York Judiciary Law; the New York Correction Law; the New York Labor Law; the New York Minimum Wage Act; the New York State Civil Rights Law; and the New York City Administrative Code;

e.any and all claims for violation of the federal or any state constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with the Supplemental Release, except as required by applicable law. This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits.  Further, notwithstanding any of the foregoing, nothing in this Agreement releases any rights or claims Employee may have under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, but Employee acknowledges that Employee will release such claims upon executing the Supplemental Release.  In addition, this release does not extend to any rights of indemnification that Employee may have pursuant to the Company’s certificate of incorporation and bylaws, or under any applicable D&O insurance policy with the Company, subject to the respective terms, conditions, and limitations of such certificate of incorporation and bylaws, or D&O insurance policy, in each case, as may be applicable.

8.Unknown Claims.  Employee acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee.  Employee agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

9.Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company (except as set forth herein), and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.Trade Secrets and Confidential Information/Nondisparagement/Company Property; Insider Trading Policy.  Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information.  Employee acknowledges that the Company will not enforce any post-employment non-solicitation restrictions in Section 8 of the Confidentiality Agreement; provided, however, that Employee remains bound by all other continuing obligations under the Confidentiality Agreement.  Subject to the Protected Activity provision below, Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.  Employee agrees to return, as of a date determined by the Chief People Officer or Chief Legal Officer, all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the

Company.  Employee acknowledges and agrees to comply with the terms of the Company’s insider trading policy to the extent such policy remains applicable to Employee.

Employee agrees and acknowledges that failure to abide with the covenants in the Confidentiality Agreement and this Agreement would be a basis for the Company to terminate Employee’s employment with the Company prior to the anticipated Separation Date and would result in the Company not being obligated to pay or provide any remaining payments and benefits set forth in Section 1.

11.	Covenant Not to Compete and No Solicitation.

a.No Solicitation.

i.Non-Solicitation of Customers.  Employee agrees that during Employee’s employment and for a period of twelve (12) months immediately following the Separation Date (the “Restricted Period”), Employee shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way.  For the purposes of this Agreement, “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the two-year period preceding the Separation Date.  Employee acknowledges and agrees that the Customers did not use or inquire of the Company’s services solely as a result of Employee’s efforts, and that the efforts of other Company personnel and resources are responsible for the Company’s relationship with the Customers. Employee further acknowledges and agrees that the identity of the Customers is not readily ascertainable or discoverable through public sources, and that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.

ii.Non-Solicitation of Employees.  Employee agrees that during the Restricted Period, Employee will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will Employee contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.

iii.Non-Solicitation of Others.  Employee agrees that during the Restricted Period, Employee will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the Separation Date, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Employee otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

b.Acknowledgements.  Employee acknowledges that he has derived, and will derive, significant value from the Company’s agreement to provide Employee with Company Confidential Information to enable Employee to optimize the performance of Employee’s duties to the Company.  Employee further acknowledges that Employee’s fulfillment of the obligations contained in this Section 11, including, but not limited to, Employee’s obligation not to compete and not to solicit contained in subsections a. and b. above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company.  Employee also acknowledges the time, geographic and scope limitations of Employee’s obligations under subsections a. and b. above are fair and reasonable in all respects, especially in light of the Company’s need to protect Company Confidential Information and the international scope and nature of the Company’s business, and that Employee will not be precluded from gainful employment if Employee is obligated not to compete with the Company or solicit its customers or others during the period and within the Territory as described above.  In the event of Employee’s breach or violation of this Section 11, or good faith allegation by the Company of Employee’s breach or violation of this Section 11, the restricted periods set forth in this Section 11 shall be tolled until such breach or violation, or dispute related to an allegation by the Company that Employee has breached or violated this Section 11, has been duly cured or resolved, as applicable.

c.Separate Covenants.  The covenants contained in subsections a. and b. above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections a. and b. above.  If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of subsections a. and b. above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.  In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, Employee and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or the Supplemental Release (unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver under the ADEA in the Supplemental Release) or of any provision of the Confidentiality Agreement (except for Section 8 thereof as to post-employment activities), shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to Section 1 of this Agreement, and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Confidentiality Agreement.

13.No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

14.Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement and the Supplemental Release (and subject to Section 21).

15.Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement or the Supplemental Release.  Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.  All payments and benefits under this Agreement will be subject to applicable tax and other withholdings.

16.Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.Protected Activity Not Prohibited.  Employee understands that nothing in this Agreement or in the Supplemental Release shall in any way limit or prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement and the Supplemental Release, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement prohibits Employee from discussing the terms, wages, and working conditions of Employee’s employment. Finally, nothing in this Agreement or in the Supplemental Release constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act, and nothing in this Agreement or in the Confidentiality Agreement prevents Employee from disclosing information pertaining to sexual harassment, sexual assault or any other unlawful or potentially unlawful conduct in the workplace.

18.No Representations.  Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

19.Section 409A.  It is intended that this Agreement and the Supplemental Release comply with, or be exempt from, Internal Revenue Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities and ambiguous terms herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  If and only to the extent necessary to avoid the imposition on Employee of an additional tax under Section 409A, payments or benefits under this Agreement will be delayed until six months and one day after Employee incurs a “separation from service” under Section 409A.  The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless Employee for any taxes that may be imposed, or other costs incurred, as a result of Section 409A.

20.Severability.  In the event that any provision or any portion of any provision of this Agreement, the Supplemental Release, or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement and the Supplemental Release shall continue in full force and effect without said provision or portion of provision.

21.Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in the Supplemental Release, in the event that either Party brings an action to enforce or effect its rights under this Agreement or the Supplemental Release, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

22.Entire Agreement.  This Agreement, together with the Supplemental Release, as well as the Confidentiality Agreement (not including Sections 13 and 14 thereof, which will not be enforced as to post-employment activities) and Stock Agreements to the extent not modified by this Agreement and the Supplemental Release, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and the Supplemental Release and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and the Supplemental Release and Employee’s relationship with the Company (including, for example, the Offer Letter).

23.No Oral Modification.  This Agreement and the Supplemental Release may only be amended in a writing signed by Employee and the person signing on behalf of the Company below (or such other representative of the Company specifically authorized to agree to modifications of this Agreement).

24.Governing Law.  This Agreement and the Supplemental Release shall be governed by the laws of the State of New York, without regard for choice-of-law provisions.  Employee consents to personal and exclusive jurisdiction and venue in the State of New York.

25.Effective Date.  Employee understands that this Agreement shall be null and void if not executed by Employee and received by the Company on or before November 12, 2021.  This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

26.Counterparts.  This Agreement and the Supplemental Release may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[The remainder of this page is intentionally left blank; signature page follows]

27.Voluntary Execution of Agreement.  Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees.  Employee acknowledges that:

(a)	Employee has read this Agreement;
(b)	Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)	Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)	Employee is fully aware of the legal and binding effect of this Agreement; and
(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MATTHEW S. BROMBERG, an individual

Dated: November 5, 2021	/s/ Matthew S. Bromberg
Matthew S. Bromberg

ZYNGA Inc.

Dated: November 5, 2021	By:	/s/ Phuong Phillips
Phuong Phillips
Chief Legal Officer

Exhibit A

SUPPLEMENTAL RELEASE AGREEMENT

This Supplemental Release Agreement (“Supplemental Release”) is made by and between Matthew S. Bromberg (“Employee”) and Zynga Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

1.Consideration; Acknowledgment of Receipt of All Compensation.  In consideration for the equity vesting described in Section 2 of the Transition Agreement and Release to which this Supplemental Release was attached as an exhibit (the “Transition Agreement”), Employee hereby extends Employee’s release and waiver of claims in Section 7 of the Transition Agreement to any claims that may have arisen between the date Employee signed the Transition Agreement and the date Employee signs this Supplemental Release, as well as any claims under the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the New York State Human Rights Law; the New York City Human Rights Law, the Age Discrimination in Employment Act of 1967, and the Older Workers Benefit Protection Act, in each case arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Supplemental Release.  Employee agrees that Employee will not file any legal action asserting any such claims released herein.  Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  Employee acknowledges and represents that, other than the consideration set forth in Section 2 of the Transition Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

2.Acknowledgment of Waiver of Claims under ADEA.  Employee understands and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Supplemental Release.  Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further understands and acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Supplemental Release; (b) Employee has twenty-one (21) days within which to consider this Supplemental Release; (c) Employee has seven (7) days following Employee’s execution of this Supplemental Release to revoke this Supplemental Release; (d) this Supplemental Release shall not be effective until after the revocation period has expired; and (e) nothing in this Supplemental Release or the Transition Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Supplemental Release and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Supplemental Release.  Employee acknowledges and understands that any revocation of this Supplemental Release must be accomplished by a written notification to the person executing this Supplemental Release on the Company’s behalf that is received prior to the Supplemental Effective Date.  The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

3.Incorporation of Terms of Transition Agreement.  The Parties further acknowledge that the terms of the Transition Agreement shall apply to this Supplemental Release and are incorporated herein to the extent that they are not inconsistent with the express terms of this Supplemental Release.

4.No Pending or Future Lawsuits.  Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees.  Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

5.Return of Property.  Employee’s signature below constitutes Employee’s certification that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company (whether physical, electronic, or otherwise), including but not limited to any computer, laptop, tablet, mobile phone, or other device; remote access device; security badge or other access device or mechanism; hard drive, thumb drive, or other storage device; garage pass; or any other hardware, software, or other item of Company property, as well as all passwords to any software or other programs or data that Employee used in performing services for the Company; and Employee further certifies that Employee has searched all of Employee’s physical and electronic property for such property and information and that Employee has not retained, and has returned to the Company, any such property or information (including any electronic or archival copies that may be incidentally retained). If Employee desires, promptly following the physical return of the above-referenced electronic devices to the Company, the Company will assist Employee with the transfer to Employee of the phone number associated with Employee’s mobile phone and non-Company Employee data on any Company-issued electronic devices.

6.Cooperation with Company.  Employee agrees to provide reasonable cooperation and assistance to the Company in the transition of Employee’s role and in the resolution of any matters in which Employee was involved during the course of Employee’s employment, or about which Employee has knowledge, and in the defense or prosecution of any investigations, audits, claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company, including any investigations, audits, claims or actions involving or against its officers, directors and employees.  Employee’s cooperation with such matters shall include, without limitation, being available to consult with the Company regarding matters in which Employee has been involved or has knowledge; to reasonably assist the Company in preparing for any proceeding (including, without limitation, depositions, mediations, hearings, settlement negotiations, discovery conferences, arbitration, or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any investigation, audit, mediation, litigation or other legal proceeding affecting the Company.  Employee agrees to keep the Company’s Human Resource department apprised of Employee’s current contact information, including telephone numbers, work address, home address, and email address(es), and to promptly respond to communications from the Company in connection with this Section 6.  The Company will reimburse Employee for reasonable expenses incurred in connection with such cooperation under this Section 6, provided such expenses have been pre-approved by the Company and are submitted in accordance with any Company expense reimbursement policy, as may be in effect at the time.  Employee understands and agrees that Employee is not otherwise entitled to any additional compensation for such cooperation, beyond the payments and consideration provided under Section 2 of the Transition Agreement.  Employee understands and agrees that this Section 6 requires Employee’s cooperation with the Company, but is not intended to have any influence whatsoever on any specific outcome in any matter and Employee is expected at all times to provide truthful testimony and responses in connection with any matter.

7.Confidentiality.  Subject to the Protected Activity provisions in the Transition Agreement, Employee agrees to maintain in complete confidence the existence of the Transition Agreement, this Supplemental Release, the contents and terms of the Transition Agreement and this Supplemental Release (except for the terms of Section 11 of the Transition Agreement), and the consideration for both (hereinafter

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collectively referred to as “Separation Information”), unless and until the Transition Agreement is publicly disclosed by the Company through a filing with the Securities and Exchange Commission.  Except as required by law or provided in the preceding sentence, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement or the Supplemental Release, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties.  Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

8.No Cooperation.  Subject to the Protected Activity provisions in the Transition Agreement, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so.  Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

9.Nondisparagement.  Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. The Company agrees that it will instruct the Company’s current executive officers and members of the board of directors (as of the Supplemental Effective Date) to refrain from any disparagement, defamation, libel, or slander of Employee.

10.ARBITRATION.  EXCEPT AS PROHIBITED BY LAW OR FOR PURPOSES OF SEEKING INJUNCTIVE RELIEF AS PROVIDED HEREIN, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THE TRANSITION AGREEMENT OR THIS SUPPLEMENTAL RELEASE, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT (9 U.S.C. § 1, ET SEQ.) (THE “FAA”).  THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA.  EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY.  ANY ARBITRATION WILL OCCUR IN  SAN FRANCISCO, CALIFORNIA, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”) AND NEW YORK LAW.  THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT, AND MOTIONS TO DISMISS, APPLYING THE STANDARDS SET FORTH UNDER THE FEDERAL RULES OF CIVIL

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PROCEDURE. THE PARTIES AGREE that the arbitrator shall issue a written decision on the merits. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS “ARBITRATION” SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) IN CONNECTION WITH A VIOLATION OF THE TRANSITION AGREEMENT, THIS SUPPLEMENTAL RELEASE, AND THE AGREEMENTS INCORPORATED THEREIN AND HEREIN BY REFERENCE, INCLUDING, BUT NOT LIMITED TO, SECTION 11 OF THE TRANSITION AGREEMENT.  EMPLOYEE UNDERSTANDS THAT ANY BREACH OR THREATENED BREACH OF SECTION 11 OF THE TRANSITION AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION WITHOUT POSTING OF A BOND. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES INCURRED IN CONNECTION WITH ANY SUCH PROCEEDING WITHOUT REGARD FOR THE PREVAILING PARTY IN THE FINAL JUDGMENT, IF ANY. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

11.Supplemental Release Effective Date. Employee understands that this Supplemental Release shall be null and void (i) if executed by Employee before the Separation Date (as defined in the Transition Agreement), (ii) if executed by Employee before the Transition Agreement becomes effective, or (iii) if not executed by Employee within twenty-one (21) days following the Separation Date (as defined in the Transition Agreement).  This Supplemental Release will become effective on the eighth (8th) day after Employee signed this Supplemental Release, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Supplemental Effective Date”).  The Company will provide Employee with the consideration provided by Section 2 of the Transition Agreement in accordance with the terms of that agreement.

12.No Admission of Liability.  Employee understands and acknowledges that this Supplemental Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee.  No action taken by the Company, either previously or in connection with this Supplemental Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

13.Authority.  The Company each represent and warrant that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and

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conditions of this Supplemental Release.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Supplemental Release.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

14.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Supplemental Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against any of the Releasees.  Employee acknowledges that:

(a)Employee has read this Supplemental Release;

(b)

Employee (i) has until twenty-one (21) days from Separation Date (as defined in the Transition Agreement) to sign this Supplemental Release, and (ii) Employee cannot sign this Supplemental Release before the Separation Date (as defined in the Transition Agreement);

(c)	Employee has been represented in the preparation, negotiation, and execution of this Supplemental Release by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(d)	Employee understands the terms and consequences of this Supplemental Release and of the releases it contains;
(e)	Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Supplemental Release or in the Transition Agreement; and
(f)	Employee is fully aware of the legal and binding effect of this Supplemental Release.

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IN WITNESS WHEREOF, the Parties have executed this Supplemental Release on the respective dates set forth below.

MATTHEW S. bROMBERG, an individual

Dated:
Matthew S. Bromberg

ZYNGA Inc.

Dated:	By:
Phuong Phillips
Chief Legal Officer

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